Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of Ener-Core, Inc. of our report dated March 31, 2015 (July 28, 2015 as to the effects of the reverse stock split described in Note 1) relating to our audit of the consolidated financial statements of Ener-Core, Inc. and Subsidiary (collectively, the “Company”), which includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ SingerLewak LLP

Los Angeles, California

October 30, 2015